                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 7)(1)


                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.05 PER SHARE
                         (Title of Class of Securities)


                                   908640-10-5
                                 (CUSIP Number)



                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:



         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d-1(c)
         [X]     Rule 13d-1(d)



--------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    908640-10-5             13G               PAGE   2   OF   7   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          KKR ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW YORK
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               Union Texas Petroleum Holdings, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1330 Post Oak Boulevard
               Houston, Texas 77056

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               KKR Associates, L.P.

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               New York, New York 10019

        (c)    CITIZENSHIP:

               New York

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.05 per share

        (e)    CUSIP NUMBER:

               908640-10-5

ITEM 3.        Not applicable

ITEM 4.        OWNERSHIP

        (a)    AMOUNT BENEFICIALLY OWNED:

               KKR Associates, L.P., a New York limited partnership, is the sole general partner of Petroleum Associates, L.P. and KKR Partners II, L.P. In 1998, Petroleum Associates, L.P., a Delaware limited partnership, and KKR Partners II, L.P., a Delaware limited partnership, disposed of all of the shares of common stock of Union Texas Petroleum Holdings, Inc. owned by them which




                               Page 3 of 7 pages.

               were reported on the previous Schedule 13G filed by KKR Associates, L.P. Consequently, KKR Associates, L.P. does not beneficially own any shares of common stock of Union Texas Petroleum Holdings, Inc.

        (b)    PERCENT OF CLASS:

               0%

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or direct the vote:

                      -0-

               (ii)   Shared power to vote or to direct the vote:

                      -0-

               (iii)  Sole power to dispose or to direct the disposition of:

                      -0-

               (iv)   Shared power to dispose or to direct the disposition of:

                      -0-

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.



                               Page 4 of 7 pages.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.





                               Page 5 of 7 pages.

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999


                                        KKR ASSOCIATES, L.P.


                                        By:    \s\ Salvatore Badalamenti
                                               --------------------------------
                                        Name:  Salvatore Badalamenti
                                        Title: Attorney-in-Fact for
                                               Henry R. Kravis, General Partner




                               Page 6 of 7 pages.

                                  EXHIBIT INDEX


Exhibit 24 - Power of Attorney





                               Page 7 of 7 pages.